Exhibit 99.01

Cellegy Pharmaceuticals to Acquire Biosyn, Inc.

Lead Product, a Contraceptive Gel, is Front Runner in Race to Prevent HIV in Women
More than 1,000 Patients Enrolled in Phase 3 Clinical Trials

Product Pipeline Supported by $50 Million in Commitments for Grant Funding

-  Conference Call Scheduled for Friday, October 8 at 8:00 am (Pacific) -

SOUTH SAN FRANCISCO, Calif., – October 8, 2004 – Cellegy Pharmaceuticals, Inc. (Nasdaq NM: CLGY), a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, women’s health care conditions, and sexual dysfunction, announced today that it has entered into a definitive agreement to acquire Biosyn, Inc, a privately-held biopharmaceutical company in Huntingdon Valley, Pennsylvania.  The addition of Biosyn, which leads in the development of a novel contraceptive gel for the prevention of HIV in women, expands Cellegy’s near term product pipeline and complements Cellegy’s women’s health focus.

Under terms of the agreement, Cellegy will exchange of 2.5 million Cellegy common shares for 100% of Biosyn’s issued and outstanding capital stock.  Cellegy also will inject $3.25 million into the business in order to satisfy certain balance sheet liabilities and will pay up to an additional $15 million upon launch of Biosyn’s lead product, Savvy™ (C31G 1% vaginal gel), in the United States and selected major overseas markets.

Savvy is a contraceptive gel for use by women to protect against the possible contraction of HIV-AIDS.  The gel, part of a class of drugs known as microbicides, is acknowledged to be the most advanced product in the race to demonstrate efficacy of microbicides in the prevention of HIV.  In addition to HIV, Savvy has also shown activity that suggests protection against other sexually transmitted diseases (STDs), including those caused by herpes simplex virus (HSV), chlamydia, trichomonas, gonorrhea and syphilis.  Two other promising anti-HIV product candidates with different modes of action are also in Biosyn’s pipeline.

Conference Call, Today at 8:00 am (Pacific)/11:00 am (Eastern):

To participate in the live call by telephone, please dial (888) 803-8269 from the United States, or for international callers, please dial (706) 634-2467.  To listen to the webcast live, go to www.cellegy.com.  A replay will be available on Cellegy’s website for 14 days.  A telephone replay will be available for 14 days by dialing (800) 642-1687 from the United States, or (706) 645-9291 for international callers, and entering reservation number 1431029.

K. Michael Forrest, Cellegy’s President and CEO said, “We are delighted to welcome Anne-Marie Corner and the Biosyn team to the Cellegy family.  The Biosyn team is highly regarded and has made impressive progress with its pipeline.  We are extremely enthusiastic about the company’s potential and the highly complementary strategic fit with our business model.  We are proud to be taking the lead with a women’s healthcare product that is the most clinically advanced microbicide in the HIV prevention field, and which, when approved, will address a major unmet medical need.  Also, it is very rare to find a company that has such substantial grant funding commitments for its phase 3 trials as well as for its additional pipeline products.

- more -

Forrest continued, “The business combination with Biosyn reinforces Cellegy’s position as a leading specialty pharmaceutical company strategically focused on products to treat unmet medical needs in the areas of gastroenterology, women’s health care and sexual dysfunction.  Our lead gastroenterology product, CellegesicTM (nitroglycerin ointment) , is already approved in the United Kingdom and is currently under U.S. FDA review.  Savvy and Tostrelle®  (testosterone gel) provide our women’s health franchise with two high-potential products in advanced clinical trials.”

Anne-Marie Corner said, “A comprehensive review of strategic alternatives, a competitive process and significant due diligence resulted in our decision to combine with Cellegy.  Cellegy’s clinical and regulatory capabilities as well as their strategic focus in women’s health care with Tostrelle for sexual dysfunction and Cellegesic for dyspareunia makes Cellegy a perfect commercial partner for Biosyn.  We are very pleased to be joining the Cellegy team.”

Savvy is currently in two Phase 3 clinical trials in Africa to test its efficacy in the prevention of HIV transmission, and a Phase 3 contraceptive efficacy trial has been initiated in the United States.  The U.S Food and Drug Administration (FDA) was consulted on the protocol design of all three trials.  The FDA has granted a “Fast Track” designation to the product.  Cellegy also intends to pursue the additional STD indications in future clinical studies.

Certain costs relating to the Phase 3 trials for HIV prevention and contraception, and other clinical and preclinical development costs for the Biosyn pipeline products, are funded by approximately $50 million in grant and contract commitments from the United States Agency for International Development (USAID), the International Partnership for Microbicides (IPM), which receives grants from the Bill and Melinda Gates Foundation, the National Institute for Child Health and Development (NICHD), the National Institute for Allergy and Infectious Disease (NIAID), CONRAD and other government and philanthropic organizations.

Cellegy expects Biosyn’s employees to remain with the Company at the Pennsylvania headquarters under the direction of Anne-Marie Corner, Biosyn’s President and CEO.  In the combined Company, Ms. Corner, will be named Senior Vice President, Women’s Preventive Health and will report to Cellegy’s President and CEO, K. Michael Forrest.

The closing of the transactions contemplated by the definitive acquisition agreement is subject to the satisfaction of customary conditions.  Cellegy will file a registration statement after the transaction’s closing to cover the resale of shares issued to Biosyn shareholders from time to time after 90 days from the completion of the acquisition.

About the STD Market

One in three people in the United States has contracted an STD, and 20 percent of the US population carries an incurable viral STD infection.  Annually, the U.S. spends $8.4 billion to treat STD’s and their long-term consequences, which include infertility, cervical cancer and injury or death to newborns. The estimated market potential for the prevention of STD’s is in excess of $1 billon in the U.S. and more than $3 billion worldwide.

An independent study by Family Planning Perspectives concluded that 21 million women in the U.S have an interest in regularly using a self-administered, self-controlled vaginal microbicide for contraception and for STD prevention, including HIV.  More than 80% of women enrolled in a study conducted by Biosyn on Savvy indicated they would purchase the product if commercially available.

About the Biosyn Phase 3 Clinical Trials

The two Phase 3 HIV prevention trials in Africa are double blind placebo controlled studies that compare Savvy with a placebo gel in women using the gels for 12 months.  Women in both groups are strongly cautioned on safe sex practices and encouraged to have their partners use condoms.  The primary endpoint of the studies is a 50% reduction in the rate of transmission of HIV in the Savvy group compared with the control.  A total of 4,400 patients will be enrolled in two separate studies at sites in Ghana and Nigeria.  To date, more than 1,000 subjects have been enrolled in the Ghana study.  Cellegy expects both trials to be completed by mid 2006.

The contraception study in the United States has been initiated under the provisions of a Special Protocol Assessment.  It is a double-blind comparative study designed to show non-inferiority to a spermicidal gel currently marketed in the United States for the prevention of pregnancy.  The trial will enroll approximately 1,600 subjects who will be randomized to use either Savvy or the marketed contraceptive gel for a period of six months, with a sub-group continuing for a period of one year.  For more information, please visit www.biosyn-inc.com.

Cellegy Pharmaceuticals Post Transaction Product Pipeline

Product/ Indication	Development Stage	Est. US Patient Population	Est. US Market	Main Physician Specialties
		(000’s)	($millions)
Cellegesic ointment
chronic anal fissures	NDA filed*	1,000	$150	CR Surgeon, GI
hemorrhoids	Phase 2	9,000	$1,350	ObGyn, GP, GI
dyspareunia	Phase 1-2	5,000	$750	ObGyn, GP, Urol
Savvy vaginal gel
contraception, HIV prevention	Phase 3	21,000	$1,000	ObGyn, GP, Urol
Tostrelle gel
female sexual dysfunction	Phase 3	15,000	$2,000	ObGyn, GP, Urol
Fortigel gel
male hypogonadism	Phase 3**	5,000	$600	Urol, Endo, GP**
UC 781 vaginal gel
HIV prevention	Phase 1		$1,000	ObGyn, GP, Urol
CVN vaginal gel
HIV prevention	Preclinical		$1,000	ObGyn, GP, Urol
NO donors
prostate cancer	Phase 2	1,600		Urol, Onc
Raynaud’s Disease	Preclinical	28,000		ObGyn, GP
Restless Legs Syndrome	Phase 1	12,000		Neurol, GP,
male erectile dysfunction	Preclinical	1,500		Urol, Endo, GP

*Approved in UK; currently marketed in Australia, New Zealand, S. Korea.

** Under regulatory review by MPA in Sweden; partnered in Europe with ProStrakan Ltd.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, women’s health care conditions, including sexual dysfunction, and certain cancers.

The Company’s most advanced product, CellegesicTM (nitroglycerin ointment), branded “Rectogesic” outside the United States, is approved in the United Kingdom for the treatment of pain associated with chronic anal fissures.  Launch of Rectogesic is expected in the first half of

2005.  Cellegy has also submitted an NDA for Cellegesic and expects a decision from the U.S. FDA on approvability in the United States by May 1, 2005.

The company is also pursuing the use of Cellegesic for the treatment of hemorrhoids, as well as dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States.  Currently, there is no effective treatment for dyspareunia.

In addition to the women’s healthcare uses of Cellegesic and Savvy, Cellegy is also developing TostrelleTM for the treatment of sexual dysfunction (libido) in postmenopausal women.  Tostrelle is planned to enter Phase 3 clinical testing during the first half of 2005.

FortigelTM (testosterone gel), branded Tostrex outside the United States, is currently undergoing regulatory review in Sweden for the treatment of male hypogonadism caused by testosterone deficiency.  A regulatory decision is expected during the fourth quarter of 2004.  ProStakan Ltd has licensed rights to Fortigel for the U.K. and other European markets.  Cellegy is in discussions with the FDA to determine requirements for marketing approval of Fortigel in the United States.

Other products being developed by Cellegy researchers address a number of conditions including prostate cancer, Raynaud’s Disease and Restless Legs Syndrome.

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors: regulatory approval of Cellegesic in the U.S. and Tostrex in Sweden; completion, timing and outcome of clinical trials, including the Savvy prevention and contraceptive Phase 3 studies, the Tostrelle Phase 3 trial for female sexual dysfunction, and the Cellegesic Phase 2 trial for hemorrhoids; the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel, and the need and ability to complete corporate partnerships and additional financings.

In addition, estimated patient populations and estimated U.S. market sizes contained herein reflect estimates by Cellegy and third parties that are based on a number of assumptions, any one or more of which may turn out to be erroneous in the future.  The numbers reflected in the table and elsewhere in this press release may turn out to be materially different, lower or higher, than those estimated.  Statements concerning estimated market size do not represent estimates of revenues to the company from the sale of any product.

For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.